CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Bond Fund (one of the portfolios in a series comprising John Hancock Sovereign Bond Fund) in the John Hancock Income Funds' Class A, B and C Shares Prospectus and the John Hancock Income Funds' Institutional Class I Share Prospectus and "Independent Auditors" in the John Hancock Bond Fund Class A, B, C, and I Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, No. 2-48925) of our report dated July 5, 2002 on the financial statements and financial highlights of John Hancock Bond Fund.




                                                   /s/ERNST & YOUNG LLP
                                                   --------------------
                                                   ERNST & YOUNG LLP


Boston, Massachusetts
September 20, 2002